Exhibit 99.1

The Men’s Wearhouse, Inc.
News Release
For Immediate Release
MEN’S WEARHOUSE REPORTS FISCAL 2007
FOURTH QUARTER AND YEAR END RESULTS
•	Q4 2007 GAAP diluted EPS was $0.28 versus $0.95 in 2006

•	Fiscal 2007 GAAP diluted EPS was $2.73 versus $2.71 in 2006

•	Company estimates Fiscal 2008 GAAP diluted EPS in a range of $1.80 to $2.00

•	Estimated Fiscal 2008 GAAP diluted EPS includes $0.10 in non-recurring charges

•	Conference call at 5:00 pm eastern today
HOUSTON – March 12, 2008 – The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the fourth quarter and fiscal year ended February 2, 2008.

Fourth Quarter Sales Summary – Fiscal 2007
						Comparable Store Sales
	U.S. dollars, in millions				Total Sales	Change %
	Current Year		Prior Year (d)		Change %	Current Year		Prior Year

Total Company	$535.0		$556.8		- 3.9%

MW	$318.4	(a)	$349.7	(a)	-9.0%	-5.4%		+ 0.0%

MW Tux (b)	$21.9

K&G	$109.0		$130.1		- 16.2%	- 17.2%		- 6.1%

United States	$463.9		$486.7		- 4.7%	- 8.6%		- 1.5%

Moores	$71.1		$70.1		+ 1.4%	- 7.3	%(c)	+ 9.8	%(c)

Year-To-Date Sales Summary – Fiscal 2007
						Comparable Store Sales
	U.S. dollars, in millions				Total Sales	Change %
	Current Year		Prior Year (d)		Change %	Current Year		Prior Year

Total Company	$2,112.6		$1,882.1		+ 12.2%

MW	$1,214.1	(a)	$1,209.2	(a)	+ 0.4%	- 0.4%		+ 3.1%

MW Tux (b)	$199.2

K&G	$407.8		$418.3		- 2.5%	- 10.9%		- 1.8%

United States	$1,862.9		$1,653.5		+ 12.7%	- 3.0%		+ 1.9%

Moores	$249.7		$228.6		+ 9.2%	+ 1.5	%(c)	+ 8.7	%(c)

(a)	Includes retail stores and ecommerce.

(b)	MW Tux stores resulting from the acquisition of After Hours on April 9, 2007. They will be excluded from comparable store sales reporting until Q2 of fiscal 2008.

(c)	Comparable store sales change is based on the Canadian dollar.

(d)	The company follows the retail 4-5-4 reporting calendar which includes an extra week in fiscal 2006. Thus, fourth quarter includes 14 weeks and full year includes 53 weeks.

This year’s 13 week fourth quarter operating income was $21.5 million compared to $73.2 million for last year’s 14 week quarter and net income was $14.8 million compared to $52.3 million last year. Diluted earnings per share were $0.28 for the fourth quarter ended February 2, 2008 compared to $0.95 last year. MW Tux (formerly After Hours), after acquisition funding costs, decreased the diluted earnings per share for the fourth quarter by $0.37.
Fiscal year 2007’s 52 week operating income was $228.7 million compared to $223.9 million for last year’s 53 week period and net income was $147.0 million compared to $148.6 million last year. Diluted earnings per share were $2.73 for the full year compared to $2.71 last year. MW Tux (formerly After Hours), after acquisition funding costs, increased the diluted earnings per share for fiscal year 2007 by $0.02.
It should be noted that the seasonality of MW Tux (formerly After Hours) revenues is heavily concentrated in April, May and June. Second quarter, followed by third quarter, is the highest revenue quarter and first and fourth quarters are considered off season. As a result, MW Tux (formerly After Hours) typically has income in the second and third quarters and losses in the first and fourth quarters.
FOURTH QUARTER HIGHLIGHTS
•	Total company sales decreased 3.9% for the 13 week 2007 quarter as compared to the 14 week 2006 quarter. Apparel sales, representing 87.2% of total sales, decreased 7.8%. Tuxedo rental revenues, representing 6.5% of total sales, increased 130.3%. Tuxedo rental revenues excluding MW Tux (formerly After Hours) increased 3.9%.
o	Comparable store sales decreased 8.6% for the Company’s United States based stores, below the Company’s guidance of negative low single digit range. This under plan performance was primarily related to weaker traffic trends at both TMW and K&G.

o	Comparable store sales decreased 7.3% for the Company’s Canadian based stores, below the Company’s guidance of flat to +2%. This decline in comparable store sales is also a result of weaker traffic trends.
•	Gross margin, as a percentage of sales, decreased 183 basis points from 44.60% to 42.77% primarily due to the inclusion of the MW Tux (formerly After Hours) operations which deleveraged occupancy costs due to the seasonality of the tuxedo business.

•	Selling, general, and administrative expenses as a percentage of sales increased 728 basis points from 31.46% to 38.74%. This increase is due to the inclusion of the MW Tux (formerly After Hours) operations, amplified during the tuxedo off season, as well as the decrease in apparel sales.

•	The effective tax rate for the quarter was 30.6%.

•	During the quarter, the Company repurchased 1,218,900 shares for a total of $27.7 million.

2008 GUIDANCE AND HIGHLIGHTS
In the summer of 2008, the Company expects to close its Canadian based manufacturing facility, operated by its subsidiary, Golden Brand. The company estimates the pre tax cost to close the facility to be approximately $8.5 million or the equivalent of $0.10 per diluted share outstanding for the fiscal year. The estimated pre tax cost for first quarter is $5.5 million or the equivalent of $0.06 per diluted share outstanding, for second quarter is $1.3 million or the equivalent of $0.02 per diluted share outstanding and for third quarter is $1.7 million or the equivalent of $0.02 per diluted share outstanding.
For the fiscal year, the Company expects adjusted diluted earnings per share to be $1.90 to $2.10 excluding the Golden Brand closure costs. Including these costs, diluted earnings per share are expected to be $1.80 to $2.00. This guidance assumes same store sales in the U.S. to decrease in the mid single digit range and in Canada to be flat.
For the first quarter, the Company expects adjusted diluted earnings per share to be $0.20 to $0.24 excluding the Golden Brand closure costs. Including these costs, diluted earnings per share are expected to be $0.14 to $0.18. This guidance assumes same store sales in the U.S. to decrease in the high single digit range and in Canada to decrease in the low single digit range. MW Tux (formerly After Hours) was acquired at the beginning of April 2007. Thus February and March, which are considered off season, were not included in first quarter fiscal 2007 results. The February and March diluted earnings per share impact on first quarter is estimated to be dilutive by $0.22.
For the second quarter, the Company expects adjusted diluted earnings per share to be $0.80 to $0.86 excluding the Golden Brand closure costs. Including these costs, diluted earnings per share are expected to be $0.78 to $0.84. This guidance assumes same store sales in the U.S., including MW Tux (formerly After Hours) stores, to decrease in the mid to high single digit range and in Canada to increase in the low single digit range.
The guidance includes an estimated effective tax rate of approximately 38.3% for the first and second quarters and approximately 37.9% for the full year. The fully diluted shares outstanding are estimated to be 52.1 million.
CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time today, company management will host a conference call and real time web cast to review the results for the fiscal fourth quarter and full year 2007 and provide an outlook for fiscal 2008.
To access the conference call, dial 303-262-2130. To access the live webcast presentation, visit the Investor Relations section of the company’s website at www.tmw.com. A telephonic replay will be available through March 19, 2008 and by calling 303-590-3000 and entering the access code of 11106658#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	February 2, 2008		February 3, 2007
	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000’s)	of Stores	(000's)

Men’s Wearhouse	563	3,152.6	543	3,014.8

MW Tux (a)	489	652.0

Moores, Clothing for Men	116	719.8	116	722.7

K&G (b)	105	2,428.8	93	2,201.6

Total	1,273	6,953.2	752	5,939.1

(a)	MW Tux stores resulting from the acquisition of After Hours on April 9, 2007.

(b)	89 and 73 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,273 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and the MW Tux (formerly After Hours) stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and MW Tux (formerly After Hours) stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, disruption in retail buying trends due to homeland security concerns, severe weather conditions, aggressive advertising or marketing activities of competitors, governmental actions and other factors described herein and in the Company’s annual report on Form 10-K for the year ended February 3, 2007 and subsequent Forms 10-Q.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.tmw.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7200
Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
February 2, 2008 and February 3, 2007
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2007	Sales	2006	Sales

Net sales	$534,958	100.00%	$556,845	100.00%
Cost of goods sold, including buying, distribution and occupancy costs	306,143	57.23%	308,470	55.40%

Gross margin	228,815	42.77%	248,375	44.60%

Selling, general and administrative expenses	207,266	38.74%	175,187	31.46%

Operating income	21,549	4.03%	73,188	13.14%

Interest income	(1,332)	-0.25%	(2,537)	-0.46%
Interest expense	1,533	0.29%	2,390	0.43%

Earnings before income taxes	21,348	3.99%	73,335	13.17%

Provision for income taxes	6,533	1.22%	21,011	3.77%

Net earnings	$14,815	2.77%	$52,324	9.40%

Net earnings per share:
Basic	$0.28		$0.99

Diluted	$0.28		$0.95

Weighted average common shares outstanding:
Basic	52,187		52,965

Diluted	52,708		54,843

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE TWELVE MONTHS ENDED
February 2, 2008 and February 3, 2007
(In thousands, except per share data)

	Twelve Months Ended
		% of		% of
	2007	Sales	2006	Sales

Net sales	$2,112,558	100.00%	$1,882,064	100.00%
Cost of goods sold, including buying, distribution and occupancy costs	1,142,501	54.08%	1,066,359	56.66%

Gross margin	970,057	45.92%	815,705	43.34%

Selling, general and administrative expenses	741,405	35.10%	591,767	31.44%

Operating income	228,652	10.82%	223,938	11.90%

Interest income	(5,987)	-0.28%	(9,786)	-0.52%
Interest expense	5,046	0.24%	9,216	0.49%

Earnings before income taxes	229,593	10.87%	224,508	11.93%

Provision for income taxes	82,552	3.91%	75,933	4.03%

Net earnings	$147,041	6.96%	$148,575	7.89%

Net earnings per share:
Basic	$2.76		$2.80

Diluted	$2.73		$2.71

Weighted average common shares outstanding:
Basic	53,258		53,111

Diluted	53,890		54,749

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	February 2,	February 3,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$39,446	$179,694
Short-term investments	59,921	—
Inventories	492,423	448,586
Other current assets	79,205	52,549

Total current assets	670,995	680,829
Property and equipment, net	410,167	289,640
Tuxedo rental product, net	84,089	57,565
Goodwill	65,309	56,867
Other assets, net	25,907	12,051

Total assets	$1,256,467	$1,096,952

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$277,255	$226,138
Long-term debt	92,399	72,967
Deferred taxes and other liabilities	70,876	44,075
Shareholders’ equity	815,937	753,772

Total liabilities and equity	$1,256,467	$1,096,952

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE TWELVE MONTHS ENDED
February 2, 2008 AND February 3, 2007
(In thousands)

	Twelve Months Ended
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$147,041	$148,575
Non-cash adjustments to net earnings:
Depreciation and amortization	80,296	61,387
Tuxedo rental product amortization	42,067	16,858
Other	15,073	10,144
Changes in assets and liabilities	(79,600)	(76,170)

Net cash provided by operating activities	204,877	160,794

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(126,076)	(72,904)
Net non-cash assets acquired	(68,232)	—
Net purchases and proceeds from the sales of available-for-sale investments	(59,921)	62,775
Other	(40)	(1,506)

Net cash used in investing activities	(254,269)	(11,635)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(12,353)	(10,830)
Proceeds from revolving credit facility	5,375	—
Principal payments on debt	—	(130,000)
Proceeds from issuance of common stock	7,132	10,823
Purchase of treasury stock	(106,106)	(40,289)
Other	1,538	2,052

Net cash used in financing activities	(104,414)	(168,244)

Effect of exchange rate changes	13,558	(1,447)

DECREASE IN CASH AND CASH EQUIVALENTS	(140,248)	(20,532)
Balance at beginning of period	179,694	200,226

Balance at end of period	$39,446	$179,694